Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	State or Jurisdiction of Incorporation	Ownership Percentage
Mineola Community Bank, S.S.B.	Texas	100%
Mineola Financial Services Corporation (1)	Texas	100%
(1) Wholly-owned subsidiary of Mineola Community Bank, S.S.B.